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                                                                    EXHIBIT 99.1


                             OUTSOURCE INTERNATIONAL


      Outsource International, Inc. Announces Signing of Purchase Agreement

         DELRAY BEACH, Fla., Dec. 21 /PRNewswire/ --
Outsource International, Inc. (OTC Bulletin Board: OSIX), a leading national provider of human resource services focusing on the flexible industrial staffing market, today announced that it has signed a definitive Purchase Agreement to sell substantially all of the assets of Outsource and its subsidiaries to Cerberus Outsource SPV LLC ("Purchaser"). The Purchaser is affiliated with Cerberus Capital Management and, in addition, Ableco Finance LLC, one of Outsource's principal senior secured lenders.

         The aggregate purchase price payable by Purchaser includes: (a) the refinancing and assumption by Purchaser of up to $39.5 million of the outstanding indebtedness due under Outsource's Senior Credit Facilities; (b) the assumption of certain other specified liabilities of Outsource set forth in the Purchase Agreement; and (c) a cash payment to Outsource of up to $750,000 to the extent necessary to cause Outsource's available cash to equal approximately $1.85 million after giving effect to the transaction. The Purchaser is contributing $6 million of new capital to the transaction, of which approximately $5 million will be available for working capital.

         On June 11, 2001, Outsource International, Inc. along with certain of its subsidiaries, filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code to restructure the Company's debts. Outsource is currently operating as a debtor-in-possession pursuant to its Chapter 11 bankruptcy filing currently pending before the United States Bankruptcy Court for the Central District of California. As contemplated in the Purchase Agreement, Outsource will seek approval of the Bankruptcy Court to conduct an auction whereby higher and better offers to purchase the business may be considered. The closing under the Purchase Agreement will be effectuated pursuant to a Sale Order filed with the Bankruptcy Court and is subject to completion of the auction and other conditions set forth in the Purchase Agreement. The proceeds from the sale will be distributed to Outsource's creditors under the oversight and procedures of the Bankruptcy Court. In view of the Company's total liabilities, if a transaction is consummated on the terms set forth in the Purchase Agreement or similar alternative transaction, no amounts will ultimately be available for distribution to Outsource's common shareholders.

         Outsource International, Inc., through its Tandem(R) Staffing division, is a national provider of human resource services focusing on the flexible industrial staffing market. Tandem Staffing partners with its service workers and industrial employers to provide flexible workforce solutions to maximize client production and profitability. With 124 offices nationwide, Tandem Staffing services approximately 3,000 industrial clients on a daily basis with over 18,000 temporary employees.
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         Statements made in this press release relating to matters that are not historical facts are forward-looking statements. Such forward-looking statements involve known and unknown risks and other uncertainties, which may cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the effects and outcome of our voluntary Chapter 11 bankruptcy proceedings, our future prospects, efficiency of our marketing channels, successful implementation of our restructuring plan, adequacy of cash from operations for future liquidity and working capital needs and the general level of economic activity and unemployment, as well as other risks detailed from time to time by the Company in documents filed by the Company with the U.S. Securities and Exchange Commission (the "Commission"), including, but not limited to, those set forth in the Company's Annual Report on Form 10-K for the fiscal year ended April 1, 2001, the Company's Registration Statement on Form S-1 (File No. 333-48926) filed with the Commission on October 30, 2000 and declared effective January 31, 2001 and the Quarterly Reports on Form 10-Q for the fiscal quarters ended July 2, 2000, October 1, 2000 and December 31, 2000.